As filed with the Securities and Exchange Commission on May 30, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GROUP 1 AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	76-0506313
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Gessner, Suite 500

Houston, Texas  77024

(Address of Principal Executive Offices, including Zip Code)

GROUP 1 AUTOMOTIVE, INC. 2014 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Darryl M. Burman
Vice President and General Counsel

800 Gessner, Suite 500

Houston, Texas  77024

(Name and address of agent for service)

(713) 647-5700

(Telephone number, including area code, of agent for service)

WITH A COPY TO:

Darrell W. Taylor, Esq.

Jones Day

717 Texas, Suite 3300

Houston, Texas  77002-2712

(832) 239-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	1,762,544 shares(1)	$79.15(2)	$139,505,358(2)	$17,969(2)

(1)                 In addition to the shares set forth in the table, pursuant to Rule 416 of the Securities Act of 1933, the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends, combination of shares and anti-dilution provisions and other adjustment provisions, as provided in the Group 1 Automotive, Inc. 2014 Long Term Incentive Plan (the “Plan”).

(2)                 Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act of 1933.  The offering price of the shares is based on $79.15, the average of the high and low prices of a share of Group 1 Automotive, Inc.’s common stock reported by the New York Stock Exchange on May 23, 2014, a date within five business days of the date of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of this Registration Statement is included in the Section 10(a) prospectus to be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”).  In accordance with Rule 428 and the Note to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Group 1 Automotive, Inc. (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance therewith, files reports and other information with the Commission.  The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

(a)         the Company’s Annual Report on Form 10-K (including portions of our Proxy Statement for our 2014 Annual Meeting of Stockholders incorporated by reference therein) for the year ended December 31, 2013;

(b)         the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

(c)          the Company’s Current Reports on Form 8-K filed on January 8, 2014, January 23, 2014, January 29, 2014, February 18, 2014, February 20, 2014, February 28, 2014, April 4, 2014, May 1, 2014, May 8, 2014, May 12, 2014, May 21, 2014 and May 22, 2014; and

(d)         The description of the Company’s capital stock contained in the Company’s Registration Statement on Form 8-A/A (File No. 001-13461), filed with the Commission on October 16, 1997, including any amendment or reports filed for the purpose of updating such description.

In addition, except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold, or (ii) deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of any such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Certain legal matters regarding the validity of the issuance of the shares of the Company’s common stock, par value $0.01 per share ( the “Common Stock”), covered by this Registration Statement will be passed upon for the Company by Darryl M. Burman, an employee of the Company and its Vice President and General Counsel. Mr. Burman owns shares of Common Stock, including restricted shares as to which Mr. Burman has voting, but not dispositive, power. Assuming the full vesting of shares under his restricted stock awards, Mr. Burman owns less than 1% of the outstanding Common Stock.

Item 6.  Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) provides that a corporation may in its certificate of incorporation contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s stock); or (iv) for any transaction from which the director derived an improper personal benefit.

Article 6, Part I of the Company’s Restated Certificate of Incorporation provides that to the full extent permitted by the DGCL no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty by such director as a director of the Company.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article Six, Part II, of the Company’s Restated Certificate of Incorporation provides that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by the DGCL.

The Company has entered into an indemnification agreement with each of its directors and certain of its executive officers. The indemnification agreements provide that the Company indemnifies each of its directors and certain of its executive officers to the fullest extent permitted by the DGCL. This means, among other things, that the Company must indemnify the indemnitee against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in an action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity if the indemnitee acted in good faith and, in the case of conduct in his or her official capacity, in a manner he or she reasonably believed to be in the best interests of the Company and, in all other cases, not opposed to the best interests of the Company. Also, the indemnification agreements require that we advance expenses in defending such an action provided that the indemnitee undertakes to repay the amounts if the person ultimately is determined not to be entitled to indemnification.

In general, the disinterested directors on the board of directors or a committee of the board of directors designated by majority vote of the board of directors have the authority to determine an indemnitee’s right to indemnification. However, such determination may also be made by (i) if there are no such directors, or if such directors so direct, independent legal counsel in a written opinion or (ii) the stockholders.

All agreements and obligations of the Company contained in the indemnification agreements with its directors and certain of our executive officers (i) continue during the period the indemnitee is a director or officer of the Company (or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise) and (ii) continue thereafter so long as the indemnitee is subject to any possible proceeding for which the indemnitee is entitled to indemnification (notwithstanding the fact that the indemnitee has ceased to serve the Company).

The Company carries directors and officers liability coverages designed to insure its officers and directors and those of its subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to the Company and its subsidiaries for sums paid to directors and officers as indemnification for similar liability.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

5.1	Opinion of Darryl M. Burman regarding validity.

23.1	Consent of Darryl M. Burman (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included as part of signature page).

99.1	Group 1 Automotive, Inc. 2014 Long Term Incentive Plan (incorporated by reference to Appendix A to Group 1 Automotive, Inc.’s definitive proxy statement on Schedule 14A filed April 10, 2014).

Item 9.  Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                             to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)                                 that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                 to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 30, 2014.

GROUP 1 AUTOMOTIVE, INC.

By:	/s/ Earl J. Hesterberg
	Name:	Earl J. Hesterberg
	Title:	President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Earl J. Hesterberg and John C. Rickel, and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

[Signatures on Following Page]

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below on May 30, 2014.

Name	Title

/s/ Earl J. Hesterberg	President, Chief Executive Officer and Director
Earl J. Hesterberg	(Principal Executive Officer)

/s/ John C. Rickel	Senior Vice President and Chief Financial Officer
John C. Rickel	(Principal Financial and Accounting Officer)

/s/ John L. Adams	Director
John L. Adams

Director
Lincoln da Cunha Pereira Filho

Director
Stephen D. Quinn

/s/ Beryl Raff	Director
Beryl Raff

/s/ J. Terry Strange	Director
J. Terry Strange

/s/ Max P. Watson, Jr.	Director
Max P. Watson, Jr.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Darryl M. Burman regarding validity.

23.1	Consent of Darryl M. Burman (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included as part of signature page).

99.1	Group 1 Automotive, Inc. 2014 Long Term Incentive Plan (incorporated by reference to Appendix A to Group 1 Automotive, Inc.’s definitive proxy statement on Schedule 14A filed April 10, 2014).